 EXHIBIT 99.1
Contact: Neenah Paper, Inc.
Bill McCarthy
Vice President — Financial Analysis and Investor Relations
678-518-3278

Neenah Reports Third Quarter 2016 Results
Sales up 1% and E.P.S. of $0.95, up 22%
Adjusted E.P.S. of $0.99, up 11%

ALPHARETTA, GEORGIA — November 8, 2016 — Neenah Paper, Inc. (NYSE:NP) today reported 2016 third quarter results.

Third Quarter Highlights

·           Revenues of $232.9 million increased 1 percent, led by growth in Technical Products.
 ·        Operating income grew 10 percent to $26.9 million as margins expanded due to lower costs and increased sales.
 ·           Earnings per diluted common share from continuing operations of $0.95 increased 22 percent compared with $0.78 per share in 2015. Excluding 2016 and 2015 integration and restructuring costs of $0.04 per share and $0.11 per share, respectively, adjusted E.P.S. of $0.99 in 2016 increased 11 percent compared with $0.89 per share in 2015.
 ·           Cash generated from operations of $40.6 million increased from $35.0 million in 2015.

“Adjusted earnings” is a non-GAAP measure used to improve understanding and comparability of year-on-year results. Adjusted figures are reconciled to GAAP later in this release.

"While global economic growth remains subdued, our teams continue to serve our customers and manage costs to deliver the consistent bottom line results our shareholders have come to expect,” said John O’Donnell, Chief Executive Officer. “In addition, we are completing key initiatives that will drive significant long-term value. Our strong quarterly cash flows have helped fund high-returning organic initiatives like the addition of new transportation filtration capacity in the U.S., increased cash returns to shareholders, and a strong balance sheet to enable future strategic investments.”

Quarterly Consolidated Results

Income Statement

Consolidated net sales increased 1 percent to $232.9 million compared with $231.6 million in the third quarter of 2015. Net sales increased as a result of incremental revenues related to the August 1, 2015 FiberMark acquisition and organic volume growth in Technical Products. These were partly offset by a decline in average net selling prices, due mostly to the mix of products sold in both segments, and lower volumes in Fine Paper and Packaging.

Selling, general and administrative (SG&A) expense of $21.0 million in the third quarter of 2016 decreased from $21.2 million in the prior year primarily due to timing of certain expenses.

Operating income of $26.9 million in 2016 increased 10 percent compared with $24.4 million in 2015. Higher income in 2016 resulted from increased volume, reduced manufacturing costs due to lower material prices, acquisition synergies and improved operational efficiencies, as well as lower integration and restructuring costs. Combined, these items more than offset impacts from a lower-priced sales mix. Excluding $1.2 million and $2.9 million of costs in 2016 and 2015, respectively, for integration and restructuring, adjusted operating income of $28.1 million increased 3 percent compared with the prior year.

Net interest expense of $2.7 million in the third quarter of 2016 decreased slightly from $2.9 million in the third quarter of 2015 as a result of lower debt levels. The effective income tax rate of 32 percent in the third quarter of 2016 compared with 37 percent in the third quarter of 2015. The 2015 rate was unusually high due to an adjustment to the amount of state R&D credits expected to be utilized, while the rate in 2016 declined by 1.75% due to the adoption of ASU 2016-09. Income from continuing operations of $16.4 million increased 21 percent compared with $13.5 million in the third quarter of 2015 primarily as a result of the higher operating income and lower tax rate in 2016.

Cash Flow and Balance Sheet Items

Cash provided from operations in the third quarter of 2016 was $40.6 million compared with $35.0 million in the third quarter of 2015. Increased cash generation in the current year resulted from higher earnings and a lower investment in working capital, partly offset by higher pension contributions.

Capital spending was $20.8 million in the third quarter of 2016 compared with $13.1 million in the prior year. Increased spending in 2016 is due to an investment to increase transportation filtration capacity in the U.S. that is expected to be largely completed by year-end.

Debt as of September 30, 2016 was $211.2 million compared to $219.2 million at June 30, 2016 and $229.4 million on December 31, 2015. Cash and cash equivalents as of September 30, 2016 were $7.3 million compared with $4.5 million at June 30, 2016 and $4.2 million as of December 31, 2015.

Cash returns to shareholders through dividends and share repurchases totaled $8.3 million in the third quarter of 2016 and $7.3 million in the prior-year period.

Quarterly Segment Results

Technical Products net sales of $114.1 million increased 5 percent compared with $108.9 million in the prior year. The increase in revenues resulted from acquired sales and organic volume growth led by transportation filtration, and tape and abrasive backings. Sales growth due to higher volumes was only partly offset by lower net selling prices due to mix and modest reductions in selling prices for grades with contractual adjusters for certain input costs.

Operating income of $14.1 million in the third quarter of 2016 increased 28 percent compared with prior year income of $11.0 million. Higher operating income resulted from increased volume, improved manufacturing costs due to lower material prices, acquisition synergies and operational efficiencies, and reduced integration and restructuring costs. Combined, these items more than offset incremental SG&A from acquired operations and lower net selling prices.  Excluding integration costs of $0.1 million in 2016 and $1.1 million in 2015, adjusted operating income of $14.2 million increased 17 percent versus the prior year.

Fine Paper & Packaging net sales were $112.9 million in the third quarter of 2016, down 3 percent compared with $116.9 million in the prior year. The decrease in revenues resulted from a lower-priced mix of products sold and a decline in shipments. While quarterly sales volumes were the highest thus far in 2016, they included a higher proportion of non-branded products and compared with an all-time record quarter in 2015.

Operating income of $17.3 million in the third quarter of 2016 increased 1 percent from $17.2 million in the prior year. Higher operating income in 2016 resulted from lower manufacturing material prices and reduced SG&A and integration costs, that were mostly offset by a lower-priced mix of products sold and reduced shipments. Excluding integration costs of $0.3 million in 2016 and $0.9 million in 2015, adjusted operating income of $17.6 million decreased 3 percent versus the prior year.

Unallocated Corporate costs in the third quarter of 2016 were $4.6 million compared with $3.6 million in prior year period. Higher costs in 2016 resulted primarily due to non-capitalizable costs related to the transportation filtration project prior to its start up.

Year to Date

Consolidated net sales of $721.0 million for the nine months ended September 30, 2016 were $63.7 million (10%) higher than the prior year period as revenues related to the FiberMark Acquisition and incremental volume growth more than offset lower net selling prices.

Consolidated operating income of $92.2 million for the nine months ended September 30, 2016 increased $11.7 million (15%) from the prior year period.  The favorable comparison was primarily due to improved manufacturing costs resulting from lower materials prices, increased synergies and operational efficiencies, as well as higher sales volume. These favorable variances were partially offset by incremental acquired SG&A, higher integration and restructuring costs, and lower net selling prices.  Excluding integration and restructuring costs of $3.7 million and $2.9 million for 2016 and 2015, respectively, operating income increased $12.5 million (15%).

Net income from continuing operations of $57.0 million in 2016 increased 24 percent compared with $46.0 million in 2015 as a result of higher operating income, and lower interest and tax expenses. Lower tax rates in 2016 reflect R&D credits being recognized throughout the current year, compared with all in the fourth quarter of 2015. This difference in timing resulted from the U.S. Congress permanently extending these credits in December 2015. In addition, the adoption of ASU 2016-09 in the current period retrospectively increased net income for the first six months of 2016 by $0.9 million, or $0.04 per diluted common share, compared with previously reported amounts. For the nine months ended September 30, 2016, the effective income tax rate of 32 percent was consistent with the full-year rate for 2015.

Year to date earnings per diluted common share of $3.30 increased 23 percent from $2.68 in 2015. After excluding costs of $0.13 per share and $0.11 per share for integration and restructuring in 2016 and 2015, respectively, year-to-date adjusted earnings per share of $3.43 in 2016 increased 23 percent compared with the prior year.

Cash provided by operating activities of $97.7 million for the nine months ended September 30, 2016 was $18.2 million higher than cash provided by operating activities of $79.5 million in the prior year period.  The favorable comparison was primarily due to higher operating earnings and a decrease in our investment in working capital, partly offset by higher post-retirement benefit contributions in the current year. Cash generation in 2016 has been used for capital spending, debt reduction and returns to shareholders.

Capital expenditures for the nine months ended September 30, 2016 were $49.4 million compared to spending of $25.7 million in the prior year period. For 2016, we expect annual capital expenditures of approximately $75 million to exceed our normal level of spending due to incremental investments in filtration assets in the U.S. Capital spending is anticipated to return to an expected normal range of 3 to 5 percent of net sales in 2017.

Debt as of September 30, 2016 was reduced $20.4 million compared with December 31, 2015. Direct returns to shareholders, which include dividends and share repurchases, increased to $24.8 million in the first nine months of 2016 compared with $21.2 million through the first nine months of 2015.

While there were no Discontinued Operations in the third quarter of 2016, during the third quarter of 2015 a net loss of $7.4 million, or $0.43 per common share, was recognized in Discontinued Operations to record the estimated loss on the sale of the Lahnstein mill, which occurred on October 31, 2015. For the first nine months of both years, there was a net loss from Discontinued Operations of $0.4 million in 2016 and a net loss of $6.9 million in 2015.

Reconciliation to GAAP Measures

The Company will report adjustments to GAAP figures when they are believed to improve the comparability and understanding of results. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below and in the financial attachments:

Continuing Operations

	Third Quarter		YTD
$ millions	2016	2015	2016	2015
GAAP Operating Income	$26.9	$24.4	$92.2	$80.5
Integration/Restructuring Costs	1.2	2.9	3.7	2.9
Adjusted Operating Income	$28.1	$27.3	$95.9	$83.4
GAAP Income	$16.4	$13.5	$57.0	$46.0
Integration/Restructuring Costs	0.7	1.8	2.2	1.8
Adjusted Income	$17.1	$15.3	$59.2	$47.8
GAAP Earnings per Diluted Common Share	$0.95	$0.78	$3.30	$2.68
Integration/Restructuring Costs	0.04	0.11	0.13	0.11
Adjusted Earnings per Share	$0.99	$0.89	$3.43	$2.79
Diluted Shares	17,088	16,949	17,068	16,991

Conference Call

A conference call and webcast to discuss third quarter earnings and other matters of interest will be held as noted below.

Date: Wednesday, November 9, 2016
Time: 11:00 a.m. Eastern Time
Dial-In #:  (888) 893-0989 US/Canada or (706) 758-4223 International
Confirmation ID Code: 3242200
Live Webcast Link: www.neenah.com

Interested parties are invited to listen to the call live via webcast using the link above and by clicking on the Investors tab and going to the Events/Presentations page. To participate actively in the call, parties should use the telephone dial-in numbers.  Supplemental data can be found in the Investor Relations — Events/Presentations section of the company’s web site, www.neenah.com.

A replay of the call will be available through the company’s web site until December 7, 2016 and may also be accessed by dialing (855) 859-2056 in the US or (404) 537-3406 internationally, using conference ID 3242200.

About Neenah Paper, Inc.

Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for tapes, labels and other products, and premium printing and packaging papers. The company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Germany and the United
Kingdom. Additional information can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH PAPER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net sales	$232.9	$231.6	$721.0	$657.3
Cost of products sold	183.7	183.2	553.0	511.4
Gross profit	49.2	48.4	168.0	145.9
Selling, general and administrative expenses	21.0	21.2	71.8	61.6
Integration/restructuring costs	1.2	2.9	3.7	2.9
Other expense (income) - net	0.1	(0.1)	0.3	0.9
Operating income	26.9	24.4	92.2	80.5
Interest expense - net	2.7	2.9	8.3	8.7
Income from continuing operations before income taxes	24.2	21.5	83.9	71.8
Provision for income taxes	7.8	8.0	26.9	25.8
Income from continuing operations	16.4	13.5	57.0	46.0
Loss from discontinued operations, net of income taxes	—	(7.4)	(0.4)	(6.9)
Net income	$16.4	$6.1	$56.6	$39.1
Earnings (Loss) Per Common Share
Basic
Continuing operations	$0.97	$0.79	$3.36	$2.72
Discontinued operations	—	(0.43)	(0.02)	(0.41)
Basic	$0.97	$0.36	$3.34	$2.31
Diluted
Continuing operations	$0.95	$0.78	$3.30	$2.68
Discontinued operations	—	(0.43)	(0.02)	(0.40)
Diluted	$0.95	$0.35	$3.28	$2.28

Weighted Average Common Shares Outstanding (in thousands)
Basic	16,771	16,738	16,774	16,737
Diluted	17,088	16,949	17,068	16,991

NEENAH PAPER, INC. AND SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net Sales:
Technical Products	$114.1	$108.9	$362.1	$321.2
Fine Paper and Packaging	112.9	116.9	340.4	330.3
Other	5.9	5.8	18.5	5.8
Consolidated	$232.9	$231.6	$721.0	$657.3
Operating Income:
Technical Products	$14.1	$11.0	$53.4	$41.7
Fine Paper and Packaging	17.3	17.2	53.2	52.2
Other	0.1	(0.2)	0.1	(0.2)
Unallocated corporate costs	(4.6)	(3.6)	(14.5)	(13.2)
Consolidated	$26.9	$24.4	$92.2	$80.5

RECONCILIATION OF SEGMENT OPERATING INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Technical Products
GAAP Operating Income	$14.1	$11.0	$53.4	$41.7
Integration/Restructuring Costs	0.1	1.1	0.6	1.1
Adjusted Operating Income	14.2	12.1	54.0	42.8
Fine Paper and Packaging
GAAP Operating Income	17.3	17.2	53.2	52.2
Integration/Restructuring Costs	0.3	0.9	1.1	0.9
Adjusted Operating Income	17.6	18.1	54.3	53.1
Other/Unallocated Corporate
GAAP Operating Income	(4.5)	(3.8)	(14.4)	(13.4)
Integration/Restructuring Costs	0.8	0.9	2.0	0.9
Adjusted Operating Income	(3.7)	(2.9)	(12.4)	(12.5)
Consolidated
GAAP Operating Income	26.9	24.4	92.2	80.5
Integration/Restructuring Costs	1.2	2.9	3.7	2.9
Adjusted Operating Income	$28.1	$27.3	$95.9	$83.4

NEENAH PAPER, INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In millions)
(Unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$7.3	$4.2
Accounts receivable - net	104.3	97.3
Inventories	117.8	120.6
Prepaid and other current assets	14.4	24.5
Total Current Assets	243.8	246.6
Property, plant and equipment - net	357.6	323.0
Deferred income taxes	8.6	20.0
Goodwill and other intangibles - net	148.2	151.3
Other non-current assets	14.2	10.5
Total assets	$772.4	$751.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$1.3	$1.2
Accounts payable	60.1	53.7
Accrued expenses	49.6	51.2
Total Current Liabilities	111.0	106.1
Long-term Debt	209.9	228.2
Deferred Income Taxes	12.3	11.8
Noncurrent Employee Benefits	82.5	89.7
Other Noncurrent Obligations	4.2	4.0
Total liabilities	419.9	439.8
Stockholders’ equity	352.5	311.6
Total liabilities and stockholders’ equity	$772.4	$751.4

NEENAH PAPER, INC. AND SUBSIDIARIES
SELECTED CASH FLOW DATA
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Operating Activities
Net income	$56.6	$39.1
Depreciation and amortization	24.0	23.1
Stock-based compensation	4.4	4.5
Excess tax benefits from stock-based compensation (Note 2)	—	(1.1)
Deferred income tax provision	10.4	12.3
Asset impairment related to discontinued operations	—	5.5
Non-cash effects of changes in liabilities for uncertain income tax positions	—	(0.1)
Decrease (increase) in working capital	4.7	(8.1)
Pension and other postretirement benefits	(2.3)	3.9
Other	$(0.1)	$0.4
Net cash provided by operating activities	97.7	79.5
Investing Activities
Capital expenditures	(49.4)	(25.7)
Acquisitions	—	(118.2)
Purchase of marketable securities	(0.1)	(0.1)
Other	—	0.5
Cash used in investing activities	(49.5)	(143.5)
Financing Activities
Long-term borrowings-net of debt issuance costs	$185.9	$44.0
Repayment of debt	(206.3)	(27.2)
Shares purchased	(8.0)	(6.0)
Proceeds from exercise of stock options	0.3	0.9
Excess tax benefit from stock-based compensation	—	1.1
Cash dividends paid	(16.8)	(15.2)
Cash used in financing activities	(44.9)	(2.4)
Effect of exchange rates on cash and cash equivalents	(0.2)	(0.7)
Net increase in cash and cash equivalents	3.1	(67.1)
Cash and cash equivalents, beginning of the year	4.2	72.6
Cash and cash equivalents, end of the year	$7.3	$5.5